STOCK PURCHASE AGREEMENT
                  (DRUGMAX.COM, INC. AND W. A. BUTLER COMPANY)

         This Stock Purchase Agreement (together with the Exhibits hereto, the "Agreement") is entered into as of March 20, 2000, by and between DrugMax.com, Inc., a Nevada corporation ("Buyer") and W. A. Butler Company, an Ohio corporation ("Seller").

                                    RECITALS

         Seller desires to sell, and Buyer desires to purchase, for the consideration and on the terms set forth in this Agreement, two thousand (2,000) membership shares (the "Shares") of VetMall, LLC., a Nevada limited liability company (the "Company"), which Shares constitute twenty (20%) percent of the issued and outstanding membership shares of the Company.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

         1. SALE AND TRANSFER OF SHARES; CLOSING

                  1.1 SHARES. Subject to the terms and conditions of this Agreement, Seller hereby sells and transfers the Shares to Buyer, and Buyer hereby purchases the Shares from Seller.

                  1.2 PURCHASE PRICE AND CLOSING. The purchase price for the Shares is One Million Dollars ($1,000,000) plus the issuance to Seller of twenty-five thousand (25,000) shares of the $0.001 par value common stock of Buyer ("Buyer Stock"). The closing shall take place on March 20, 2000 in Tampa, Florida, concurrent with execution of this Agreement (the "Closing").

                  1.3 DELIVERIES BY SELLER AND BUYER.

                           (a) Seller herewith delivers to Buyer:

                                    (i) A certificate representing the Shares,
duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer; and

                                    (ii) an opinion of counsel in the form of
Exhibit 1.3(a)(ii).

                           (b) Buyer herewith delivers to Seller:

                                    (i) $1,000,000 by wire transfer to the
following bank account of Seller: First Union Operating Account Number 2100017024692, Account Name - W. A. Butler Company, (First Union's ABA number is 031000503); and

                                    (ii) a certificate representing the Buyer
Stock registered on the books of Buyer in the name of Seller; and

                                    (iii) an opinion of counsel in the form of
Exhibit 1.3(b)(iii).
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         2. REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

                  2.1 SECURITIES LAW MATTERS. (a) Seller: (A) understands that the Buyer Stock received by it in this transaction has not been registered under the Securities Act of 1933, as amended, or under any state securities laws, and is delivered by the Buyer in reliance upon federal and state exemptions for transactions not involving any public offering; (B) is acquiring the Buyer Stock solely for its own account for investment purposes, and not with a view to the distribution thereof; (C) is a sophisticated investor with knowledge and experience in business and financial matters; (D) has received sufficient information concerning Buyer, and has had the opportunity to obtain additional information as desired by it or its legal and financial advisors, in order to evaluate the merits and risks inherent in holding the Buyer Stock; and (E) understands that the Buyer Stock delivered to Seller is subject to resale restrictions and may be sold by Seller only in compliance with applicable laws, rules and regulations of applicable federal and state securities laws.

                           (b) Seller is acquiring the Buyer Stock for its own
account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended.

                  2.2 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio.

                  2.3 AUTHORITY; NO CONFLICT.

                           (a) This Agreement constitutes a legal, valid, and
binding obligation of Seller, enforceable against Seller in accordance with its respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its respective obligations hereunder.

                           (b) The execution, delivery or performance of this
Agreement will not, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any agreement to which the Seller is a party.

                           (c) The Seller is not required to give any notice to
or obtain any consent from any person in connection with the execution and delivery of this Agreement or the performance thereof which notice has not been given and which consent has not been obtained.

                  2.4 CERTAIN PROCEEDINGS. There is no pending proceeding that has been commenced against Seller and that challenges, or may have the effect of preventing, making illegal, or otherwise interfering with, performance of its obligations under this Agreement. To Seller's knowledge, no such proceeding has been threatened.

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                  2.5 TAX MATTERS. Buyer has made no representations to Seller regarding any federal, state, or local tax matters that may affect Seller as a result of its participation in this Agreement and Seller has relied solely upon its own legal and tax advisors for advice as to such matters.

                  2.6 BROKERS OR FINDERS. Seller and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or other similar payment in connection with this Agreement and Seller will indemnify and hold Buyer harmless from any such payment alleged to be due by or through Buyer as a result of the action of Seller or its officers or agents.

                  2.7. THE SHARES. Seller is the sole record and beneficial owner of the Shares and is transferring the Shares to the Buyer pursuant to this Agreement free and clear of any and all security interests, liens or other encumbrances created by the Seller.

         3. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

                  3.1 SECURITIES LAW MATTERS. (a) Buyer: (A) understands that the Shares received by it in this transaction have not been registered under the Securities Act of 1933, as amended, or under any state securities laws, and are delivered by the Seller in reliance upon federal and state exemptions for transactions not involving any public offering; (B) is acquiring the Shares solely for its own account for investment purposes and not with a view to the distribution thereof; (C) is a sophisticated investor with knowledge and experience in business and financial matters; (D) has received sufficient information concerning the Company, and has had the opportunity to obtain additional information as desired by it or its legal and financial advisors, in order to evaluate the merits and risks inherent in holding the Shares; and (E) understands that the Shares delivered to Buyer are subject to contractual resale restrictions and may be sold by Buyer only in compliance with applicable laws, rules and regulations of applicable federal and state securities laws.

                           (b) Buyer is acquiring the Shares for its own account
and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1993, as amended. Buyer is an "accredited investor" as such term is defined under the Securities Act of 1933, as amended.

                  3.2 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada?].

                  3.3 AUTHORITY; NO CONFLICT. (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

                           (b) The execution, delivery, or performance of this
Agreement will

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not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any agreement to which the Buyer is a party.

                  3.4 CERTAIN PROCEEDINGS. There is no pending proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, making illegal, or otherwise interfering with, performance of its obligations under this Agreement. To Buyer's knowledge, no such proceeding has been threatened.

                  3.5 TAX MATTERS. Seller has made no representation to Buyer regarding any federal, state, or local tax matters that may affect Seller as a result of its participation in this Agreement and Buyer has relied solely upon its own legal and tax advisors for advice as to such matters.

                  3.6 BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and Buyer will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         4. ABSENCE OF REPRESENTATIONS AND WARRANTIES PERTAINING TO THE COMPANY

                  Buyer acknowledges that Buyer has had, prior to the execution of this Agreement, and prior to Buyer's purchase of the Shares, an opportunity to conduct all due diligence required or desired by the Buyer with respect to the Company and the LLC. The Buyer is, in connection with entering into this Agreement and acquiring the Shares, not relying on any materials or information with respect to the Company or the LLC that may have been provided to the Buyer by the Seller or any officers, directors, agents, or affiliates of the Seller. Seller hereby disclaims with respect to the Company and the LLC any and all representations and warranties, express or implied, with respect to the Company and the LLC. The Buyer hereby accepts such disclaimer and agrees that the Buyer is entering into this Agreement and purchasing the Shares solely in reliance upon the express terms and conditions of this Agreement and the Buyer's own due diligence with respect to the Company and the LLC.

         5. INDEMNIFICATION; REMEDIES

                  5.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement will survive the Closing. The right to indemnification, payment of Damages (as hereinafter defined) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

                  5.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER. Seller will

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indemnify and hold harmless Buyer, its legal and financial advisors, controlling persons, and affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with: (a) any breach of any representation or warranty made by Seller in this Agreement; (b) any breach by Seller of any covenant or obligation of Seller in this Agreement; or (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Seller (or any person acting on its behalf) in connection with the subject matter of this Agreement. The remedies provided in this Section 5.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

                  5.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller, its legal and financial advisors, controlling persons and affiliates (collectively, the "Seller Indemnified Persons") for, and will pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement, (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement; or
(c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with Buyer (or any person acting on its behalf) in connection with the subject matter of this Agreement.

                  5.4 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

                           (a) Promptly after receipt by an indemnified party of
notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party hereunder, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                           (b) If any proceeding referred to in Section 5.4(a)
is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 5.4 for any

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fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                           (c) Notwithstanding the foregoing, if an indemnified
party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  5.5 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         6. GENERAL PROVISIONS

                  6.1 EXPENSES. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer and Seller will pay equally the professional fees and disbursements of Grant Thornton LLP in connection with their audit of the Company as of December 31, 1999.

                  6.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as Buyer determines; provided, however, that Buyer shall give Seller a reasonable opportunity to participate in the preparation of any such public announcement or similar publicity prior to the release of same to any third party.

                  6.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a)

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delivered by hand (with written confirmation of receipt), (b) sent by telecopier
(with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service
(receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Seller:

                           W. A. Butler Company
                           5600 Blazer Parkway
                           Dublin, OH   43017
                           Attention:  President
                           Facsimile No.:  (614) 761-0017

         with a copy to:

                           David R. Landrey, Esq.
                           Stradley, Ronon, Stevens & Young, LLP
                           2600 One Commerce Square
                           Philadelphia, PA   19103
                           Facsimile No.:  (215) 564-8120

         Buyer:

                           DrugMax.com, Inc.
                           12505 Starkey Road, Suite A
                           Largo, FL   33773
                           Attention:  Stephen M. Watters, President
                           Facsimile No.:  (727) 531-1280

         with a copy to:

                           Philip M. Shasteen, Esq.
                           Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. 100 North Tampa Street, Suite 1800
                           Tampa, FL  33602
                           Facsimile No.:  (813) 223-7116

                  6.4 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Florida, County of Hillsborough, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

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                  6.5 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

                  6.6 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  6.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes, together with (a) a Termination Agreement dated as of March 20, 2000 by and among Seller, the Company, Desktop Corporation, and Desktop Ventures, Inc., a Texas corporation ("Desktop Ventures") (the "Termination Agreement"), (b) those agreements and other undertakings described on Exhibit 1 to the Release Agreement (as such term is defined in the Termination Agreement) to which the parties hereto are bound, and (c) a Shareholders' Agreement of even date herewith entered into by and among the Company, the Buyer, the Seller and Desktop Ventures, a complete and exclusive statement of the terms of the agreement between the parties with respect to the sale of the Shares.

                  6.8 NO THIRD-PARTY RIGHTS. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement.

                  6.9 SEVERABILITY. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  6.10 HEADINGS. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or

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terms.

                  6.11 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                  6.12 GOVERNING LAW. This Agreement will be governed by the laws of the State of Florida without regard to conflicts of law principles.

                  6.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:  DRUGMAX.COM, INC.                   Seller:  W. A. BUTLER COMPANY



By:/S/ Stephen M. Watters                     By:/S/ Howard W. Deputy
   ----------------------                       ----------------------------

Name: Stephen M. Watters                    Name: Howard W. Deputy

Title: President                            Title: President

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                               EXHIBIT 1.3(A)(II)
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                               EXHIBIT 1.3(B)(III)
                               -------------------


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